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                                                                      Exhibit 11

                       AMERICAN ONCOLOGY RESOURCES, INC.
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                                                                    Year Ended December 31,
                                                                       -------------------------------------------------
                                                                            1997             1996             1995
                                                                       ---------------  ---------------  ---------------
NET INCOME                                                                    $22,867          $17,650          $11,617
                                                                              =======          =======          =======
OUTSTANDING AT END OF PERIOD

  Shares of Common Stock                                                       29,722           27,371           27,476
  Commitments to issue Common Stock at specific future dates                   17,938           17,463           15,262
  Effects of weighting                                                         (2,089)            (606)          (7,179)
                                                                              -------          -------          -------

Total Shares Used in per share calculation - basic                             45,571           44,228           35,559
                                                                              =======          =======          =======

Net Income per share - basic                                                  $  0.50          $  0.40          $  0.33
                                                                              =======          =======          =======

ASSUMING DILUTION

  Outstanding per above                                                        45,571           44,228           35,559
  Options to purchase Common Stock                                              5,709            4,819            5,532
   Effects of treasury stock method                                            (3,180)          (1,498)          (1,773)
                                                                              -------          -------          -------
Total Shares Used in per share calculation - diluted                           48,100           47,549           39,318
                                                                              =======          =======          =======

Net income per share - diluted                                                $  0.48          $  0.37          $  0.30
                                                                              =======          =======          =======
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